Crossroads Capital, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CROSSROADS CAPITAL

ANNOUNCES RESULTS OF SPECIAL MEETING &

CONVERSION TO LIQUIDATING TRUST

June 23, 2017 – LINCOLN, NE – Crossroads Capital, Inc. (the “Company”) announced the results of its reconvened special meeting held on June 23, 2017.

The Company’s special meeting of stockholders was convened on June 2, 2017. Shareholders approved the Company’s withdrawal of its election to be regulated as a business development company under the Investment Company Act of 1940. The meeting was adjourned to June 23, 2017 to permit the Company to voluntarily delist from NASDAQ and to begin the process of withdrawing its election to be regulated by the U.S. Securities and Exchange Commission (“SEC”) as a business development company. The effective date of the delisting of the Company’s common stock from NASDAQ was June 22, 2017. Immediately prior to reconvening the special meeting, the Company filed Form N-54C with the SEC to withdraw its election to be regulated as a business development company.

The special meeting was reconvened on June 23, 2017, at which time the stockholders approved the Plan of Liquidation to convert the Company into Crossroads Liquidating Trust, a statutory trust formed for the purpose of liquidating and distributing the Company’s assets (the “Conversion”). Pursuant to the Plan of Liquidation, the Company has filed with the State of Maryland all documents required to convert the Company into a Maryland statutory trust. The conversion will become effective at 11:59 p.m. Eastern Time on June 23, 2017. Andrew Dakos, Phillip Goldstein, and Gerald Hellerman will serve as the initial trustees of the liquidating trust.

Upon the Conversion, each outstanding share of common stock of the Company will be converted into and exchanged for one unit of beneficial interest of Crossroads Liquidating Trust and all physical certificates representing common stock of the Company will become null and void. In addition, DST Systems, Inc. will no longer serve as the transfer agent for the Company and American Stock Transfer & Trust Company, LLC (“AST”) will be the distribution agent for Crossroads Liquidating Trust. Registered shareholders are encouraged to contact AST at (800) 937-5449 or (718) 921-8124 to confirm their contact information for the timely receipt of any liquidating distribution.

Andrew Dakos, Chairman of the Board of Directors of the Company and a principal of its largest shareholder, said, “We are pleased that shareholders have approved the Company’s conversion to a liquidating trust and expect the trust to make an initial distribution of $1.60 per share very soon. In the two years since the new board took over, the Company has sought to maximize shareholder value. Inheriting a poorly performing investment portfolio made that a difficult and at times frustrating task. Nevertheless, our management team, led by CEO and President Ben Harris, has done an exceptional job in monetizing much of our portfolio, lowering expenses and managing Crossroads on a day to day basis. Their professionalism and diligence has been outstanding. The Board of Trustees of the liquidating trust looks forward to continuing to work with Ben and his team to monetize our remaining assets, make distributions to unitholders, and dissolve the trust.”

About Crossroads Capital, Inc.

Crossroads Capital, Inc. (www.xroadscap.com) is a closed-end fund previously regulated as a business development company under the Investment Company Act of 1940. On June 23, 2017, the Company was converted into Crossroads Liquidating Trust with the sole purpose of liquidating its assets and distributing the proceeds to the Trust beneficiaries.

Contact:	Ben H. Harris
Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com